Exhibit 99.1

Cathay General Bancorp Announces First Quarter 2020 Results

LOS ANGELES, April 27, 2020 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended March 31, 2020. The Company reported net income of $46.9 million, or $0.59 per share, for the first quarter of 2020.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	March 31, 2020	December 31, 2019	March 31, 2019
Net income	$46.9 million	$67.4 million	$66.7 million
Basic earnings per common share	$0.59	$0.85	$0.83
Diluted earnings per common share	$0.59	$0.84	$0.83
Return on average assets	1.05%	1.49%	1.61%
Return on average total stockholders' equity	8.12%	11.75%	12.57%
Efficiency ratio	44.60%	47.51%	45.42%

FIRST QUARTER HIGHLIGHTS

  Total loans increased for the quarter by $458.7 million, or 3.0%, to $15.5 billion from $15.1 billion in 2019.
  Total deposits increased for the quarter by $397.8 million, or 2.7%, to $15.1 billion from $14.7 billion in 2019.

"For the first quarter of 2020, our total loans increased $458.7 million, or 12.2% annualized, to $15.5 billion due in part to higher drawdowns by our commercial loan borrowers. We repurchased 400,000 shares of our common stock at an average cost of $32.20 and do not plan to buy back additional stock until further notice. We are prepared to operate during these challenging times to serve the financial needs of our customers," commented Pin Tai, Chief Executive Officer of the Company.

FIRST QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended March 31, 2020, was $46.9 million, a decrease of $19.8 million, or 29.7%, compared to net income of $66.7 million for the same quarter a year ago. Diluted earnings per share for the quarter ended March 31, 2020, was $0.59 per share compared to $0.83 per share for the same quarter a year ago.

Return on average stockholders' equity was 8.12% and return on average assets was 1.05% for the quarter ended March 31, 2020, compared to a return on average stockholders' equity of 12.57% and a return on average assets of 1.61% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $3.0 million, or 2.1%, to $140.3 million during the first quarter of 2020, compared to $143.3 million during the same quarter a year ago. The decrease was due primarily to an increase in interest expense from time deposits, and a decrease in interest income from loans and securities.

The net interest margin was 3.34% for the first quarter of 2020 compared to 3.70% for the first quarter of 2019 and 3.34% for the fourth quarter of 2019.

For the first quarter of 2020, the yield on average interest-earning assets was 4.44%, the cost of funds on average interest-bearing liabilities was 1.49%, and the cost of interest-bearing deposits was 1.44%. In comparison, for the first quarter of 2019, the yield on average interest-earning assets was 4.85%, the cost of funds on average interest-bearing liabilities was 1.55%, and the cost of interest-bearing deposits was 1.46%. The decrease in the yield on average interest-earning assets resulted mainly from lower rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.95% for the quarter ended March 31, 2020, compared to 3.30% for the same quarter a year ago.

Provision for credit losses

Based on a review of the appropriateness of the allowance for loan losses at March 31, 2020, the Company recorded a provision for credit losses of $25.0 million in first quarter of 2020 compared to no provision for credit losses in the first quarter of 2019. The provision for credit losses is primarily a result of the economic deterioration of the global economy resulting from the COVID-19 pandemic. The Company will continue to monitor the continuing impact of the pandemic on credit risks and losses, as well as on customer demand, deposits and other bank liabilities and assets. As permitted under the recently enacted Coronavirus, Aid, Relief and Economic Security Act (the "CARES Act"), the Company has chosen to defer the adoption of the Current Expected Credit Losses (CECL) methodology for estimated credit losses until the earlier of the date the US government declares an end to the national emergency or December 31, 2020. The expected impact of CECL on first quarter results, if CECL had been adopted, will be disclosed in our Form 10-Q for the first quarter of 2020. The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 1,321	$ 697	$ 1,231
Total charge-offs	1,321	697	1,231
Recoveries:
Commercial loans	1,208	2,546	41
Construction loans	-	-	1,044
Real estate loans(1)	162	467	310
Total recoveries	1,370	3,013	1,395
Net (recoveries)/charge-offs	$ (49)	$ (2,316)	$ (164)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $5.8 million for the first quarter of 2020, a decrease of $7.1 million, or 55.0%, compared to $12.9 million for the first quarter of 2019. The decrease was primarily due to a $10.3 million decrease in net losses from equity securities, offset in part by a $1.4 million increase in wealth management fees and an increase of $1.3 million in the valuation of interest rate swap contracts, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense decreased $5.8 million, or 8.2%, to $65.2 million in the first quarter of 2020 compared to $71.0 million in the same quarter a year ago. The decrease in non-interest expense in the first quarter of 2020 was primarily due to a $4.5 million gain recognized on sale of a foreclosed property, a decrease of $1.2 million in salaries and employee benefits and a decrease of $2.4 million in provision for unfunded commitments, offset by an increase of $3.1 million in amortization expense of investments in low income housing and alternative energy partnerships when compared to the same quarter a year ago. The efficiency ratio was 44.6% in the first quarter of 2020 compared to 45.4% for the same quarter a year ago.

Income taxes

The effective tax rate for the first quarter of 2020 was 16.3% compared to 21.8% for the first quarter of 2019. The effective tax rate includes an alternative energy investment made in the second quarter of 2019 and the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $15.5 billion at March 31, 2020, an increase of $458.7 million, or 3.0%, from $15.1 billion at December 31, 2019. The increase was primarily due to increases of $194.3 million, or 7.0%, in commercial loans, $147.3 million, or 2.0%, in commercial mortgage loans, $85.3 million, or 2.1%, in residential mortgage loans, and $37.3 million, or 10.7%, in equity lines. The loan balances and composition at March 31, 2020, compared to December 31, 2019 and March 31, 2019, are presented below:

	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands) (Unaudited)
Commercial loans	$ 2,973,078	$ 2,778,744	$ 2,736,195
Residential mortgage loans	4,173,876	4,088,586	3,803,692
Commercial mortgage loans	7,422,585	7,275,262	6,888,898
Equity lines	385,317	347,975	273,215
Real estate construction loans	577,240	579,864	567,789
Installment and other loans	2,116	5,050	7,633
Gross loans	$ 15,534,212	$ 15,075,481	$ 14,277,422
Allowance for loan losses	(148,273)	(123,224)	(122,555)
Unamortized deferred loan fees	(277)	(626)	(1,549)
Total loans, net	$ 15,385,662	$ 14,951,631	$ 14,153,318

Total deposits were $15.1 billion at March 31, 2020, an increase of $397.8 million, or 2.7%, from $14.7 billion at December 31, 2019. The deposit balances and composition at March 31, 2020, compared to December 31, 2019 and March 31, 2019, are set forth below:

	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 2,860,580	$ 2,871,444	$ 2,760,377
NOW deposits	1,514,434	1,358,152	1,269,085
Money market deposits	2,482,950	2,260,764	1,839,468
Savings deposits	710,602	758,903	710,214
Time deposits	7,521,584	7,443,045	7,507,220
Total deposits	$ 15,090,150	$ 14,692,308	$ 14,086,364

ASSET QUALITY REVIEW

At March 31, 2020, total non-accrual loans were $53.7 million, an increase of $13.2 million, or 32.6%, from $40.5 million at December 31, 2019, and a decrease of $3.0 million, or 5.3%, from $56.7 million at March 31, 2019.

The allowance for loan losses was $148.3 million and the allowance for off-balance sheet unfunded credit commitments was $3.0 million at March 31, 2020, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $148.3 million allowance for loan losses at March 31, 2020, increased $25.1 million, or 20.4%, from $123.2 million at December 31, 2019. This increase included $22.0 million of additional allowance for loan losses due to deterioration in economic conditions in the closing weeks of the quarter related to COVID-19. This deterioration is reflected in unprecedented increases in new unemployment claims in the United States and deterioration in global economic measures during this period. The allowance for loan losses represented 0.95% of period-end gross loans, and 254.5% of non-performing loans at March 31, 2020. The comparable ratios were 0.82% of period-end gross loans, and 262.6% of non-performing loans at December 31, 2019. The changes in non-performing assets and troubled debt restructurings at March 31, 2020, compared to December 31, 2019 and March 31, 2019, are shown below:

(Dollars in thousands) (Unaudited)	March 31, 2020	December 31, 2019	% Change	March 31, 2019	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 4,531	$ 6,409	(29)	$ -	100
Non-accrual loans:
Construction loans	4,482	4,580	(2)	4,801	(7)
Commercial mortgage loans	11,859	9,928	19	17,940	(34)
Commercial loans	30,443	19,381	57	26,499	15
Residential mortgage loans	6,949	6,634	5	7,443	(7)
Total non-accrual loans:	$ 53,733	$ 40,523	33	$ 56,683	(5)
Total non-performing loans	58,264	46,932	24	56,683	3
Other real estate owned	9,048	10,244	(12)	12,522	(28)
Total non-performing assets	$ 67,312	$ 57,176	18	$ 69,205	(3)
Accruing troubled debt restructurings (TDRs)	$ 34,364	$ 35,336	(3)	$ 62,948	(45)

Allowance for loan losses	$ 148,273	$ 123,224	20	$ 122,555	21
Total gross loans outstanding, at period-end	$ 15,534,212	$ 15,075,481	3	$ 14,277,422	9

Allowance for loan losses to non-performing loans, at period-end	254.48%	262.56%		216.21%
Allowance for loan losses to gross loans, at period-end	0.95%	0.82%		0.86%

The ratio of non-performing assets to total assets was 0.4% at March 31, 2020, compared to 0.3% at December 31, 2019. Total non-performing assets increased $10.1 million, or 17.7%, to $67.3 million at March 31, 2020, compared to $57.2 million at December 31, 2019, primarily due to a $12.1 million commercial loan that is in the process of being restructured, offset in part by a decrease of $1.9 million, or 29.3%, in accruing loans past due 90 days or more and a decrease of $1.2 million, or 11.7%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At March 31, 2020, the Company's Tier 1 risk-based capital ratio of 12.38%, total risk-based capital ratio of 14.12%, and Tier 1 leverage capital ratio of 10.82%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2019, the Company's Tier 1 risk-based capital ratio was 12.51%, total risk-based capital ratio was 14.11%, and Tier 1 leverage capital ratio was 10.83%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter 2020 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 2954129. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2019 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 140,311	$ 141,211	$ 143,316
Provision/(reversal) for credit losses	25,000	(5,000)	-
Net interest income after reversal for credit losses	115,311	146,211	143,316
Non-interest income	5,786	8,648	12,921
Non-interest expense	65,154	71,191	70,970
Income before income tax expense	55,943	83,668	85,267
Income tax expense	9,091	16,290	18,588
Net income	$ 46,852	$ 67,378	$ 66,679

Net income per common share
Basic	$ 0.59	$ 0.85	$ 0.83
Diluted	$ 0.59	$ 0.84	$ 0.83
Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31

SELECTED RATIOS
Return on average assets	1.05%	1.49%	1.61%
Return on average total stockholders' equity	8.12%	11.75%	12.57%
Efficiency ratio	44.60%	47.51%	45.42%
Dividend payout ratio	52.63%	36.67%	37.44%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.44%	4.53%	4.85%
Total interest-bearing liabilities	1.49%	1.61%	1.55%
Net interest spread	2.95%	2.92%	3.30%
Net interest margin	3.34%	3.34%	3.70%

CAPITAL RATIOS	March 31, 2020	December 31, 2019	March 31, 2019
Tier 1 risk-based capital ratio	12.38%	12.51%	12.42%
Total risk-based capital ratio	14.12%	14.11%	14.12%
Tier 1 leverage capital ratio	10.82%	10.83%	10.79%
	.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	March 31, 2020	December 31, 2019	March 31, 2019

Assets
Cash and due from banks	$ 136,350	$ 177,240	$ 194,928
Short-term investments and interest bearing deposits	363,666	416,538	343,452
Securities available-for-sale (amortized cost of $1,330,232 at March 31, 2020, $1,443,730 at December 31, 2019 and $1,322,579 at March 31, 2019)	1,355,173	1,451,842	1,309,853
Loans	15,534,212	15,075,481	14,277,422
Less: Allowance for loan losses	(148,273)	(123,224)	(122,555)
Unamortized deferred loan fees, net	(277)	(626)	(1,549)
Loans, net	15,385,662	14,951,631	14,153,318
Equity securities	18,790	28,005	29,261
Federal Home Loan Bank stock	17,250	18,090	17,250
Other real estate owned, net	9,048	10,244	12,522
Affordable housing investments and alternative energy partnerships, net	294,639	308,681	285,831
Premises and equipment, net	103,481	104,239	103,237
Customers' liability on acceptances	5,175	10,694	20,052
Accrued interest receivable	53,110	53,541	54,955
Goodwill	372,189	372,189	372,189
Other intangible assets, net	6,187	6,296	6,874
Right-of-use assets- operating leases	32,743	33,990	38,591
Other assets	142,996	150,924	176,779

Total assets	$ 18,296,459	$ 18,094,144	$ 17,119,092

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,860,580	$ 2,871,444	$ 2,760,377
Interest-bearing deposits:
NOW deposits	1,514,434	1,358,152	1,269,085
Money market deposits	2,482,950	2,260,764	1,839,468
Savings deposits	710,602	758,903	710,214
Time deposits	7,521,584	7,443,045	7,507,220
Total deposits	15,090,150	14,692,308	14,086,364

Short-term borrowings	12,898	25,683	-
Advances from the Federal Home Loan Bank	495,000	670,000	420,000
Other borrowings for affordable housing investments	28,981	29,022	29,436
Long-term debt	119,136	119,136	174,448
Deferred payments from acquisition	7,716	7,644	18,663
Acceptances outstanding	5,175	10,694	20,052
Lease liabilities - operating leases	34,790	35,873	39,534
Other liabilities	189,576	209,501	167,266
Total liabilities	15,983,422	15,799,861	14,955,763
Stockholders' equity	2,313,037	2,294,283	2,163,329
Total liabilities and equity	$ 18,296,459	$ 18,094,144	$ 17,119,092

Book value per common share	$ 29.12	$ 28.78	$ 26.92
Number of common shares outstanding	79,420,267	79,729,419	80,362,840

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 177,870	$ 181,224	$ 178,277
Investment securities	7,610	8,583	7,290
Federal Home Loan Bank stock	305	304	304
Deposits with banks	951	1,115	1,890

Total interest and dividend income	186,736	191,226	187,761

INTEREST EXPENSE
Time deposits	35,155	38,799	34,123
Other deposits	7,991	7,720	5,377
Advances from Federal Home Loan Bank	1,552	1,466	2,590
Long-term debt	1,440	1,760	2,132
Deferred payments from acquisition	58	66	217
Short-term borrowings	229	204	6

Total interest expense	46,425	50,015	44,445

Net interest income before provision/(reversal) for credit losses	140,311	141,211	143,316
Provision/(reversal) for credit losses	25,000	(5,000)	-

Net interest income after provision/(reversal) for credit losses	115,311	146,211	143,316

NON-INTEREST INCOME
Net (losses)/gains from equity securities	(6,102)	(2,028)	4,163
Securities gains, net	6	318	-
Letters of credit commissions	1,640	1,674	1,554
Depository service fees	1,298	1,146	1,255
Other operating income	8,944	7,538	5,949

Total non-interest income	5,786	8,648	12,921

NON-INTEREST EXPENSE
Salaries and employee benefits	30,939	32,100	32,132
Occupancy expense	5,177	5,386	5,549
Computer and equipment expense	2,593	2,660	2,879
Professional services expense	5,145	5,899	5,257
Data processing service expense	3,666	3,473	3,410
FDIC and State assessments	2,415	2,427	2,476
Marketing expense	1,886	2,029	2,141
Other real estate owned (income)/expense	(4,104)	276	280
Amortization of investments in low income housing and alternative energy partnerships	13,890	12,822	10,810
Amortization of core deposit intangibles	172	172	172
Other operating expense	3,375	3,947	5,864

Total non-interest expense	65,154	71,191	70,970

Income before income tax expense	55,943	83,668	85,267
Income tax expense	9,091	16,290	18,588
Net income	$ 46,852	$ 67,378	$ 66,679
Net income per common share:
Basic	$ 0.59	$ 0.85	$ 0.83
Diluted	$ 0.59	$ 0.84	$ 0.83

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31
Basic average common shares outstanding	79,588,076	79,711,414	80,455,317
Diluted average common shares outstanding	79,830,025	80,002,421	80,703,134

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	March 31, 2020		December 31, 2019		March 31, 2019
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$15,213,440	4.69%	$14,915,076	4.82%	$14,088,488	5.13%
Taxable investment securities	1,379,371	2.22%	1,557,877	2.19%	1,270,053	2.33%
FHLB stock	17,268	7.09%	17,259	7.00%	17,304	7.13%
Deposits with banks	311,024	1.23%	275,032	1.61%	312,779	2.45%

Total interest-earning assets	$16,921,103	4.44%	$16,765,244	4.53%	$15,688,624	4.85%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,388,597	0.21%	$ 1,307,285	0.18%	$ 1,309,109	0.19%
Money market deposits	2,437,997	1.15%	2,244,973	1.19%	1,915,030	0.94%
Savings deposits	733,372	0.18%	748,148	0.20%	717,393	0.19%
Time deposits	7,495,619	1.89%	7,574,179	2.03%	7,064,254	1.96%
Total interest-bearing deposits	$12,055,585	1.44%	$11,874,585	1.55%	$11,005,786	1.46%
Other borrowed funds	392,029	1.89%	342,227	2.01%	462,043	2.47%
Long-term debt	119,136	4.86%	142,451	4.90%	183,115	4.72%
Total interest-bearing liabilities	12,566,750	1.49%	12,359,263	1.61%	11,650,944	1.55%

Non-interest-bearing demand deposits	2,863,889		2,979,134		2,775,545

Total deposits and other borrowed funds	$15,430,639		$15,338,397		$14,426,489

Total average assets	$18,003,092		$17,883,476		$16,811,249
Total average equity	$ 2,320,330		$ 2,274,986		$ 2,151,192

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652